Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Virtuix Holdings Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common stock, par value $0.001 per share	(1)	Other	6,199,470	$6.04	$37,444,798.80	0.0001381	$5,171.13

Total Offering Amounts:						$37,444,798.80		5,171.13
Total Fee Offsets:								0.00
Net Fee Due:								$5,171.13

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of Virtuix Holdings Inc. (the “Company,” and such shares, “Company Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock.

Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

Represents shares of Company Common Stock reserved for future issuance under the Virtuix Holdings Inc. 2025 Omnibus Incentive Plan, plus shares of Company Common Stock underlying awards granted to date under the Virtuix Holdings Inc. 2025 Long-Term Incentive Plan and the Virtuix Holdings Inc. 2014 Long-Term Incentive Plan.

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low sales prices of shares of Company Common Stock on the Nasdaq Global Market on February 23, 2026.